- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          THE LINCOLN ELECTRIC COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          THE LINCOLN ELECTRIC COMPANY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          THE LINCOLN ELECTRIC COMPANY
                             22801 ST. CLAIR AVENUE
                           CLEVELAND, OHIO 44117-1199

                                      1994
                            NOTICE OF ANNUAL MEETING
                            ------------------------

     The Annual Meeting of Shareholders of The Lincoln Electric Company (the "Company") will be held on Tuesday, May 24, 1994, at 7:00 P.M. at the offices of the Company, 22801 St. Clair Avenue, Cleveland, Ohio for the following purposes:

     (1) To elect six Directors, each to serve a term of three years and until a successor shall have been elected;

     (2) To consider and act upon the shareholder proposal set forth in the accompanying proxy statement, if presented to the meeting; and

     (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 15, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Dinner will be served in the Company Cafeteria at 5:45 P.M. prior to the meeting.

     Admission to the dinner and meeting will be by ticket only or upon presentation of other acceptable identification. Please indicate on the proxy card if you plan to attend, and a ticket of admission will be mailed to you.

                                        ELLIS F. SMOLIK
                                        Senior Vice President,
                                        Secretary - Treasurer

April 25, 1994

            PLEASE FILL OUT, SIGN AND MAIL THE ENCLOSED PROXY CARD.
          A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          THE LINCOLN ELECTRIC COMPANY
                             22801 ST. CLAIR AVENUE
                           CLEVELAND, OHIO 44117-1199

                                      1994
                            NOTICE OF ANNUAL MEETING
                            ------------------------

                TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY
                      EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Annual Meeting of Shareholders of The Lincoln Electric Company (the "Company") will be held on Tuesday, May 24, 1994, at 7:00 P.M. at the offices of the Company, 22801 St. Clair Avenue, Cleveland, Ohio for the following purposes:

        (1) To elect six Directors, each to serve for a term of three years and until a successor shall have been elected;

        (2) To consider and act upon the shareholder proposal set forth in the accompanying proxy statement, if presented to the meeting; and

        (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 15, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     As a participant in The Lincoln Electric Company Employee Stock Ownership Plan, you may obtain the Proxy Statement of April 25, 1994 and the Annual Report for 1993 from the Human Resources Department if you have not already received these reports as a holder of Common Shares of stock issued under The Employees' Stock Purchase Plan (Blue Shares).

     Pursuant to the terms and conditions of the ESOP, you are entitled to instruct National City Bank, the Trustee of the ESOP, on how to vote the shares of Class A Common Stock allocated to your account with respect to the matters to be presented to the shareholders at the Annual Meeting. Enclosed is a voting instruction card for you to complete, execute and return in the enclosed postage paid envelope. Upon receipt of the voting instructions, the Trustee will vote the shares of Class A Common Stock allocated to your account as instructed. The Trustee will not vote any shares allocated to a participant's or beneficiary's account for which no instructions are received.

     Should you have any questions relating to this matter, please write to the attention of the Secretary of The Lincoln Electric Company, 22801 St. Clair Avenue, Cleveland, Ohio 44117-1199.

                         The Administration Committee,
                          The Lincoln Electric Company
                         Employee Stock Ownership Plan

April 25, 1994

                          THE LINCOLN ELECTRIC COMPANY
                             22801 ST. CLAIR AVENUE
                           CLEVELAND, OHIO 44117-1199

                                PROXY STATEMENT
                                ---------------
                                 APRIL 25, 1994

                     SOLICITATION AND REVOCATION OF PROXIES
                     --------------------------------------

     This statement is furnished in connection with the solicitation by the Board of Directors of The Lincoln Electric Company (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on May 24, 1994. If the enclosed proxy card is executed and returned, the shares represented by it will be voted. A shareholder, without affecting any vote previously taken, may revoke his proxy by the execution and delivery to the Company of a later proxy with respect to the same shares, or by giving notice to the Company in writing before or at the open meeting. The presence at the Annual Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

                      OUTSTANDING SHARES AND VOTING RIGHTS
                      ------------------------------------

     At the close of business on April 15, 1994, the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, the Company had outstanding and entitled to vote 10,406,804 Common Shares and 499,840 Class A Common Shares. Each Common Share and Class A Common Share is entitled to one vote on each matter brought before the meeting.

     In addition to the solicitation of proxies by the use of mails, the Company may solicit the return of proxies by personal interview, telephone and telegram. The cost of the solicitation of proxies will be borne by the Company. This Proxy Statement and accompanying form of proxy are being first mailed to shareholders on or about April 25, 1994.

                             ELECTION OF DIRECTORS
                             ---------------------
                                [Proposal No. 1]

     The Company's Code of Regulations, as amended (the "Regulations"), provides for three classes of Directors whose terms expire in different years. The class of Directors to be elected in 1994, who will hold their positions for a term of three years and until the election of their successors, has been fixed at six. Unless otherwise directed, proxies in accompanying form will be voted in favor of electing to that class: Donald F. Hastings, Hugh L. Libby, David C. Lincoln,
G. Russell Lincoln, Henry L. Meyer III, and Frank L. Steingass. Messrs. Hastings, Libby, Steingass, David C. Lincoln and G. Russell Lincoln have been previously elected as Directors by the shareholders. Mr. Meyer is a new, non-employee Director Nominee and also is currently the Chairman and Chief Executive Officer of KeyCorp's largest bank, Society National Bank and Senior Executive Vice President and Chief Banking Officer of KeyCorp. Mr. Meyer served in many other executive positions with Society Corporation. He was elected Vice Chairman, Chief Banking Officer and Director of Society Corporation in 1991 and was elected Chief Executive Officer of Society National Bank in 1993 prior to his election to Chairman of the Board in 1994.

     If, prior to the meeting, any of the nominees should be unable to serve as a Director, an event which is not anticipated, the proxies will be voted in favor of fixing the number of Directors at a lesser number (but not less than three) or for a substitute nominee or nominees designated by the Board of Directors, at the discretion of the persons appointed as proxy holders.


     The following table sets forth certain information concerning each Nominee and each Director whose term of office will continue after the meeting. It includes those listed in the Summary Compensation Table, except for Mr. David J.
Fullen who owns 2,300 Common Shares.

                                                                            COMMON SHARES REPORTED AS
                                                                          BENEFICIALLY OWNED DIRECTLY OR
                                                                         INDIRECTLY ON APRIL 15, 1994(1)         PERCENTAGE OF
                                                    DIRECTOR           ------------------------------------        (COMBINED)
         NAME             PRINCIPAL OCCUPATION       SINCE      AGE    RESTRICTED(2)           UNRESTRICTED    OUTSTANDING SHARES
- ---------------------------------------------------------------------------------------------------------------------------------
NOMINEES FOR TERM ENDING IN 1997:
Donald F. Hastings     Chairman of the Board and      1980      65         34,770(10)(11)          29,610             *
                       Chief Executive Officer of                                (13)
                       the Company (3)
Hugh L. Libby          Chairman of the Board and      1985      68        --                       13,070             *
                       Chief Executive Officer of
                       Libby Corp. (Mfr. of
                       diesel/gas turbine
                       generator sets and aircraft
                       ground power units)
David C. Lincoln       Chairman of the Board and      1958      68        --                      367,700             3.53%
                       Chief Executive Officer of                         --                      998,550(4)          9.60%
                       Lincoln Laser Co. (Mfr. of                         --                       30,000(5)          *
                       laser scanning equipment)                          --                       20,000(6)          *
                                                                          --                      500,000(6)          4.80%
                                                                                                  500,000(12)         4.80%
G. Russell Lincoln     Chairman of the Board and      1989      47        --                       57,500(8)          *
                       Chief Executive Officer of
                       Algan, Inc. (Mfr. of
                       industrial coatings and
                       chemicals for the printing
                       industry)
Henry L. Meyer III     Chairman of the Board and                44        --                     --                   *
                       Chief Executive Officer of
                       Society National Bank
Frank L. Steingass     Chairman of the Board and      1971      54        --                      106,262             1.02%
                       President of
                       Buehler/Steingass, Inc.
                       (Commercial printers)
DIRECTORS WHOSE TERM ENDS IN 1996:
Harry Carlson          Vice Chairman of the           1973      59         24,820(10)(11)          39,650             *
                       Company
David H. Gunning       Chairman, President & Chief    1987      51        --                        7,370(7)          *
                       Executive Officer of
                       Capitol American Financial
                       Corp.
Edward E. Hood, Jr.    Former Vice Chairman of the    1993      63        --                        1,000             *
                       Board and Executive Officer
                       of The General Electric
                       Company
Paul E. Lego           Former Chairman and Chief      1993      63        --                        1,500             *
                       Executive Officer of the
                       Westinghouse Corp.
                       President of Intelligent
                       Enterprises (Consulting)
Emma S. Lincoln        Retired--Formerly an           1989      71        --                      227,520(9)          2.19%
                       Attorney in private
                       practice


     The following table sets forth certain information concerning each Nominee and each Director whose term of office will continue after the meeting. It includes those listed in the Summary Compensation Table, except for Mr. David J.
Fullen who owns 2,300 Common Shares.

                                                                            COMMON SHARES REPORTED AS
                                                                          BENEFICIALLY OWNED DIRECTLY OR
                                                                         INDIRECTLY ON APRIL 15, 1994(1)         PERCENTAGE OF
                                                    DIRECTOR           ------------------------------------        (COMBINED)
         NAME             PRINCIPAL OCCUPATION       SINCE      AGE    RESTRICTED(2)           UNRESTRICTED    OUTSTANDING SHARES
- ---------------------------------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERM ENDS IN 1995:
John Gonzalez           Vice Chairman of the           1989      62            100                --                   *
                        Company(3)
Frederick W. Mackenbach President and Chief            1992      63         15,564(10)(11)          42,310             *
                        Operating Officer(3)                                      (13)
Lawrence O. Selhorst    Chairman of the Board and      1992      61        --                        1,000             *
                        Chief Executive Officer of
                        American Spring Wire
                        Corporation (Mfr. of
                        specialty wires)
Craig R. Smith          Self-employed--Formerly        1992      68        --                        3,550             *
                        Chairman and Chief
                        Executive Officer of
                        Ameritrust Corporation
Ellis F. Smolik         Senior Vice President,         1973      74        --     (10)              17,576             *
                        Secretary-- Treasurer of
                        the Company (3)
Roger F. Young          Senior Vice President of       1985      66          9,070                   1,650             *
                        the Company(3)

- --------------------------------------------------------------------------------

* Less than one percent

(1) The ownership reflected herein is reported in accordance with the beneficial ownership rules under the Securities Exchange Act of 1934, under which a person is deemed to be the beneficial owner of a security if he, directly or indirectly, has or shares voting or investment power in respect of such security, or has the right to acquire such ownership within 60 days.

(2) Purchased pursuant to the Employees' Stock Purchase Plan and subject to the Company's option to repurchase upon the occurrence of certain events, including termination of employment.

(3) On July 19, 1990, Messrs. Gonzalez, Smolik, and Young were elected Senior Vice
    Presidents of the Company. Mr. Gonzalez was elected Vice Chairman of the Company on
    September 24, 1991. On December 12, 1991, Mr. Hastings was appointed Chief Operating
    Officer, in addition to his position as President; and on August 1, 1992, he was elected Chairman of the Board and Chief Executive Officer of the Company. Mr.
    Mackenbach was elected President of the Company on August 1, 1992 and Chief Operating
    Officer on November 1, 1992.

(4) These shares are held by The Lincoln Foundation, Inc. of which David C. Lincoln is
    President and a member of the Board of Trustees. Mr. Lincoln disclaims beneficial ownership of such shares.

(5) These shares are held by The Lincoln Fund, a Lincoln family partnership of which David
    C. Lincoln is Managing Director.

(6) These 500,000 shares are owned by Helen C. Lincoln, mother of David C. Lincoln. David
    C. Lincoln and his mother share voting and investment power with respect to the 500,000 shares pursuant to a Power of Attorney granted to David C. Lincoln by Helen C. Lincoln.
    The 20,000 shares are held in trust, of which David C. Lincoln is trustee, for the benefit of Peter Kerr, nephew of David C. Lincoln. David C. Lincoln disclaims beneficial ownership in any of these shares.

(7) Mr. Gunning shares voting and investment power with his wife, Robin Gunning, with respect to 7,350 shares.

(8) G. Russell Lincoln holds 4,700 shares as custodian for his minor children, but disclaims beneficial ownership of such shares.

(9) 209,020 shares are held by a trust created by James F. Lincoln, Jr. Emma S. Lincoln has sole voting and investment power with respect to these shares.

(10) The above table excludes 496,300 shares of Class A Common Stock held by The Lincoln
     Electric Company Employee Stock Ownership Plan ("ESOP"). The ESOP is administered by an
     Administrative Committee appointed by the Board of Directors of the Company. Messrs.
     Carlson, Hastings, Mackenbach, and Smolik have been appointed by the Board as members of the Administrative Committee. The participants and beneficiaries are entitled to direct the voting of the Class A Common Shares allocated to their respective accounts, except that the Administrative Committee votes on matters concerning the exercise of appraisal or dissenters' rights and the choice of consideration to be received by shareholders in any transaction involving the Class A Common Shares. Consequently, the
     Administrative Committee may be deemed in accordance with the beneficial ownership rules of the Securities Exchange Act of 1934 to share beneficial ownership of the
     496,300 shares of Class A Stock held by the ESOP. Messrs. Carlson, Hastings, Smolik, and Mackenbach each disclaims beneficial ownership of such shares.

(11) The above tables excludes 131,860 shares of restricted Common Stock held by The
     Lincoln Electric Company Voting Trust (the "Trust"), of which Messrs. Hastings, Mackenbach, and Carlson are trustees. The Trust was established pursuant to the July 21, 1988
     Amendment to the Employees' Stock Purchase Plan. Such trustees may be deemed to share beneficial ownership of the 131,860 shares of Common Stock held in the Trust.
     Messrs. Hastings, Mackenbach and Carlson each disclaims beneficial ownership of such shares.

(12) 500,000 shares held by LFM, Inc., a corporation of which David C. Lincoln is President. He disclaims any beneficial interest in these shares.

(13) The indicated shares include 10,000 and 5,000 shares of restricted stock for Messrs.
     Hastings and Mackenbach, respectively, awarded in 1994 pursuant to the 1988 Incentive Equity Plan.
     Such shares are subject to forfeiture on a pro-rated basis over a three-year period beginning January 25, 1994.


                                SHARE OWNERSHIP
                                ---------------

     Listed in the following table are those who, as of April 15, 1994, owned beneficially more than five percent of the Company's outstanding Common and Class A Common Shares, the Company's only classes of voting securities:

            NAME AND ADDRESS                NUMBER OF SHARES*      PERCENTAGE
- ----------------------------------------    -----------------     ------------
Helen C. Lincoln                                1,000,000(1)(4)        9.61%(4)
4800 N. 68th St., Apt. 359
Scottsdale, Arizona 85251
The Lincoln Foundation, Inc. (2)                  998,550(4)           9.60%(4)
55 East Thomas Road
Phoenix, Arizona 85012
The Lincoln Electric Company                      496,300(5)          99.29%(6)
Employee Stock Ownership Plan (5)
22801 St. Clair Avenue
Cleveland, Ohio 44117-1199
All Executive Officers and Directors            3,258,646(3)(4)       31.31%(4)
as a Group (27 in number)

(1) Helen C. Lincoln and her son, David C. Lincoln, share voting and investment power with respect to 500,000 of these shares pursuant to a Power of Attorney granted by Helen C. Lincoln to David C. Lincoln. The other 500,000 shares are owned by LFM, Inc. a corporation in which Helen C. Lincoln is a principal minority shareholder; and for which her son, David C. Lincoln, serves as President.

(2) The Lincoln Foundation, Inc. is controlled by a Board of Trustees, of which David C. Lincoln is President.

(3) Includes shares attributed to Executive Officers and Directors in accordance with the beneficial ownership rules under the Securities Exchange Act of 1934.

(4) These disclosures relate to Common Shares only.

(5) The Class A Common Shares are held by the Trustee of the ESOP, National City Bank, for the benefit of participants and beneficiaries in the ESOP. Except in those instances in which the Administrative Committee of the ESOP may vote on certain matters, participants and beneficiaries are entitled to direct the voting of the Class A Common Shares allocated to their respective accounts. (See Footnote 10 to Director/Director Nominee Table on Page 3 of the Proxy Statement.) The Class A Common Shares from forfeited accounts are voted by the Trustee in the same proportion as the Trustee votes the shares allocated to the accounts of the participants and beneficiaries. As of December 31, 1993, the ESOP held 496,300 Class A Common Shares.

(6) These disclosures relate to Class A Common Shares only; which, on an adjusted basis, represent 4.55% of the total voting power of the Company.

*Unless otherwise indicated, voting and investment power with respect to shares reported in the table is not shared with others.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
               -------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of ownership and changes in ownership with respect to the securities of the Company with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based on a review of these reports, the Company believes that during 1993, all filing requirements were met on a timely basis except as follows: Donald F. Hastings, Frederick W. Mackenbach and Harry Carlson each filed a Form 5 in early 1994 applicable to the purchase of 400 Common Shares on a post-split basis in May, 1993 (and for

Mr. Carlson, the Form 5 also applied to two gifts in December, 1993 of 500 Common Shares each); and Frank L. Steingass filed a Form 5 in 1994 that reported the purchase of 6,000 Common Shares in October, 1993.

                         BOARD COMMITTEES AND AUDITORS
                         -----------------------------

     The Audit Committee of the Board of Directors is composed of Emma S. Lincoln, Chairman, Lawrence O. Selhorst, Craig R. Smith, and Frank L. Steingass. The Audit Committee recommends engagement of the independent auditors, reviews the arrangement and scope of the audit, reviews the financial statements and performance of the independent auditors, reviews the activities and recommendations of the Company's internal auditors, considers comments made by the independent auditors with respect to the Company's system of internal accounting control, reviews internal accounting procedures and controls with the Company's financial and accounting staff and reviews non-audit services provided by the Company's independent auditors. The Audit Committee met four times in 1993.

     The Company's auditors continue to be Ernst & Young. A representative is expected to attend the meeting, who will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

     The Compensation Committee of the Board of Directors is composed of David
H. Gunning, Chairman, Edward E. Hood, Jr., Paul E. Lego, Hugh L. Libby, David C. Lincoln, Emma S. Lincoln, and G. Russell Lincoln. The Compensation Committee reviews the salary levels of the Executive Officers and administrative personnel of the Company, including all compensation arrangements, the Retirement Annuity Program and all other employee benefit programs, other than health and welfare programs. The Compensation Committee met six times in 1993.

     The Nominating Committee of the Board of Directors is composed of G. Russell Lincoln, Chairman, Hugh L. Libby, David C. Lincoln, Lawrence O. Selhorst, Frank L. Steingass, and George E. Willis. The Committee evaluates the composition of the Board of Directors and makes recommendations to the Board as to nominees (including any nomination of qualified candidates submitted in writing by the shareholders to the Corporate Secretary) for Director to be submitted to the shareholders. The second function of the Nominating Committee is to advise and make recommendations with respect to senior officer positions in the Company. The Nominating Committee met four times in 1993.

     The Finance Committee of the Board of Directors is composed of David C. Lincoln, Chairman, Harry Carlson, David L. Gunning, Edward E. Hood, Jr., Paul E. Lego, Frederick W. Mackenbach, Craig R. Smith, Ellis F. Smolik and George E. Willis. The Committee considers in greater depth than possible in full Board meetings matters relating to financial operation of the Company. Deliberations of the Committee will result in (a) a report to the Board accompanied by any recommendations the Committee deems appropriate; and (b) interaction with management on matters under the purview of the Committee and working with management on changes in these matters which if appropriate will be reported to the Board. The Finance Committee met six times in 1993.

                          DIRECTORS' MEETINGS AND FEES
                          ----------------------------

     Each Director who is an employee of the Company is paid $400 per meeting, while those Directors who are not employees are paid as follows:

        Annual Retainer.....................................................   $ 10,000
        Board Meeting Fee...................................................   $    800
        Annual Retainer for Each Committee Membership.......................   $  2,000
        Committee Meeting Fee...............................................   $    400

     In addition, the Chairman of a Board Committee will receive an additional $400 per meeting. Six meetings of the Board of Directors were held during 1993.

                         DIRECTOR/OFFICER RELATIONSHIPS
                         ------------------------------

     Three Directors are related to G. Russell Lincoln as follows: Emma S. Lincoln, stepmother; Frank L. Steingass, first cousin; and Harry Carlson, first cousin by marriage. Three other Directors are related to Emma S. Lincoln as follows: David C. Lincoln, first cousin by marriage; Frank L. Steingass, nephew by marriage; and Harry Carlson, nephew by marriage.

                              OTHER DIRECTORSHIPS
                              -------------------

     The following Directors or Nominees serve on Boards of Directors of other publicly held companies as listed below:

David H. Gunning              Capitol American Financial Corp., OH
Edward E. Hood, Jr.           Flightsafety International, Inc., NY
                              Martin Marietta Corporation, MD
Paul E. Lego                  Consolidated Natural Gas Company, PA
                              PNC Bank Realty Holding Company Board, PA
                              USX Corporation, PA
Lawrence O. Selhorst          R B & W Corporation, Mentor, OH

                               EXECUTIVE OFFICERS
                   WHO ARE NOT DIRECTORS OR DIRECTOR NOMINEES
                   ------------------------------------------

                                                                                    EXECUTIVE
            NAME                               TITLE                      AGE     OFFICER SINCE
            ----                               -----                      ---     -------------
Paul J. Beddia              Vice President, Human Resources                60          1989
Dennis D. Crockett (1)      Vice President, Consumables R&D                51          1993
James R. Delaney (2)        President & C.O.O. Lincoln Electric South      45          1988
                            America
H. Jay Elliott (3)          Chief Financial Officer                        52          1993
David J. Fullen             Vice President, Machine & Motor Divisions      62          1989
Harry C. Handlin (4)        President & C.O.O. Lincoln Electric North      63          1989
                            America
Anthony A. Massaro (5)      President and Chief Executive Officer          50          1993
                            of Lincoln Electric Europe
William I. Miskoe           Senior Vice President, International;          81          1969
                            President &
                            C.O.O. Lincoln Electric International
                            Incorporated
Richard C. Ulstad (6)       Vice President, Manufacturing, Electrode       54          1992
                            Division
John H. Weaver              Sales Manager, International; President &      55          1993
                            C.O.O.
                            Lincoln Electric Far East Corporation

PRIOR CAPACITIES IN WHICH SERVED DURING THE PAST FIVE YEARS:

(1) Chief Engineer, Consumables Research and Development.

(2) Vice President & General Manager, Lincoln Electric Mexicana.

(3) As Assistant Comptroller of The Goodyear Tire & Rubber Company, Mr. Elliott had responsibilities at various times for Corporate Strategic Planning, Finance Director of North American Tires, and International Vice President -- Finance.

(4) Vice President -- Sales.

(5) As a corporate officer at Westinghouse Electric Corporation, Mr. Massaro served as Vice President and then as President and a Member of the Management Committee with responsibilities worldwide.

(6) Superintendent, Electrode Division.


                                SUMMARY COMPENSATION TABLE
===========================================================================================================
      NAME AND PRINCIPAL            ANNUAL COMPENSATION (1)   LONG TERM COMPENSATION($)     ALL OTHER
       POSITION               YEAR   SALARY       BONUS             LTIP Payouts (3)       COMPENSATION (4)
===========================================================================================================
                                                                                                 (4)
Donald F. Hastings            1993  $ 650,000 (2)                                              $ 2,400
 Chairman of the Board        1992    539,024                                                    2,800
 Chief Executive Officer      1991    325,815                                                    2,400

Frederick W. Mackenbach       1993    390,000                            $ 70,005               14,400  (5)
 President                    1992    211,936      $ 53,554                82,832                8,600  (5)
 Chief Operating Officer      1991     79,963        74,829

Harry Carlson, Jr.            1993    254,000                                                    2,400
 Vice Chairman                1992    254,000                                                    2,800
                              1991    251,842                                                    2,400


John Gonzalez                 1993    240,000                                                    2,400
 Vice Chairman                1992    240,000                                                    2,800
                              1991    146,221         80,038                                     2,400


David J. Fullen               1993    118,678        118,066
 Vice President               1992    112,686         86,946
 Machine and Motor Divisions  1991    109,283         72,715


(1)  Figures shown do not reflect the annual reduction for medical insurance coverage purchased on behalf of
     Mackenbach, Gonzalez, and Fullen.  Coverage for Mr. Carlson was provided through his spouse.

(2)  At Mr. Hastings' request, his 1993 salary, as shown above, was reduced by $30,970 to reflect the amount expended to refurbish his office at the Company.

(3)  Indicated amounts reflect delivery of Common Shares in April, 1992 and April, 1993 pursuant to Deferred
     Stock Award Agreement issued under the 1988 Incentive Equity Plan.

(4)  Indicated amounts represent Directors' fees paid during the year, except as otherwise noted.

(5)  Indicated amounts include monthly furniture allowance of $1,000, provided in lieu of relocation expense reimbursement, payable June, 1992 through May, 1994.

===============================================================================================================

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION
                        --------------------------------

     The Compensation Committee of the Board of Directors is a Committee of the Board of Directors which consists solely of non-employee Directors. Its primary charge is to determine and report to the Board on the compensation (or method of calculation thereof) for the Chairman and Chief Executive Officer and each other executive who is among the five highest paid executives. In addition, the Committee makes recommendations to the Board concerning the Company's employee benefit programs, other than health and welfare programs. The Chief Executive Officer determines the compensation of the other executive officers, subject to Compensation Committee oversight.

EXECUTIVE COMPENSATION POLICY
- -----------------------------

     The practice of the Compensation Committee is to establish executive compensation during the fourth quarter of each year for the succeeding year. Therefore, this report deals primarily with actions taken late in 1992 with respect to 1993 compensation. At that time, Mr. Hastings had recently become Chairman and Mr. Mackenbach, President. Mr. Hastings' principal responsibilities were to enhance profitability of domestic operations, to appoint new leadership for the Company's European operations, to rationalize all non-U.S. operations so as to reduce losses, and, thereafter, to create profits, and to plan for the identification and training of the next generation of leaders for the Company.

     The Company has a longstanding commitment to incentive based compensation exemplified by its cash bonus program. All full time employees, except for the executives who administer the program, are generally eligible for the annual bonus. The program features a cash distribution determined on the basis of a formula that takes into account individual earnings and the results of a merit review process. The year-end incentive cash bonus for all eligible employees was approximately $50.2 million in 1993, $44.1 million in 1992 and $45.0 million in 1991. Over 95% of the bonus was paid to domestic employees. In order to assure the fairness of the merit rating system, the Chairman, President and Vice Chairmen, who administer the process, are excluded from participation. Their compensation was established based on varying factors including market comparisons, judgment as to internal equity and individual performance and past compensation history. The market comparisons were made by selecting companies with comparable sales, total assets and capitalization. The comparisons were not made by reference to the Russell 2000, which is one of the indices used in the stock performance graph.

     The Committee favors establishing an element of incentive compensation for the Chairman and possibly the other senior executives who do not participate in the bonus program. However, after an initial attempt to create such an arrangement in the fall of 1992 with respect to the Chairman based on specified earnings criteria, the Committee subsequently abandoned the arrangement as unworkable in the context of the Company's financial and operating challenges.

     The Committee administers the 1988 Incentive Equity Plan, which is applicable to 1,000,000 shares. At the end of 1993, 968,000 shares remained available for award and issuance. Awards under the Plan, which are to be made only to officers and other key employees who are responsible for or contribute to the management, growth and/or profitability of the Company, may be of four types: (i) stock options; (ii) stock appreciation rights attached to such options; (iii) restricted stock; and (iv) deferred stock. The first program, implemented under the Plan in 1988, provided for deferred stock awards. That program was completed as of December 31, 1991. Four members of management satisfied performance targets at the time of completion of the initial program, and the deferred payouts of the 32,000 shares that vested as a result thereof are occurring in three yearly installments in April of each of 1992, 1993 and 1994. No new awards were made under the Plan during 1993.

C. E. O. COMPENSATION
- ---------------------

     The 1993 compensation of Mr. Hastings was established at $650,000 shortly after he became Chairman and Chief Executive Officer. Therefore, the compensation determination was not related in any meaningful way to his performance in that office or to the profitability of the Company during 1992. Mr. Hastings also participated on a regular basis in the Company's employee benefit programs, other than the bonus program. Mr. Hastings' 1993 compensation was determined largely by reference to the median total cash pay for chief executives of Fortune 500 companies of comparable size and complexity to the Company, as well as by reference to historical compensation for the Chairman's position at the Company. As noted above, an attempt to craft an alternative base plus incentive compensation system for Mr. Hastings was initiated, but subsequently abandoned by the Committee.

     It is the intention of the Committee to administer the Chairman's future salary and any incentive compensation based on clearly established performance objectives related to the principal responsibilities previously outlined, including objectives related to improving shareholder value.

OTHER EXECUTIVE OFFICERS
- ------------------------

     The 1993 compensation of Mr. Frederick W. Mackenbach, the President and Chief Operating Officer, was determined to be $390,000. He participated on a regular basis in the Company's employee benefit programs, with the exception of the cash bonus. In 1993, Mr. Mackenbach also received $70,005 in common shares of the Company pursuant to a deferred stock award agreement issued under the 1988 Incentive Equity Plan. As reported last year, the Committee decided in 1992 that the compensation of the two Vice Chairmen should be based on a fixed salary without any contingent element or eligibility for bonus. This policy was continued throughout 1993.

     Mr. David J. Fullen, Vice President of the Machine and Motors Divisions, is the only executive officer named in the Summary Compensation Table who was eligible to participate in the Company's annual cash bonus program for 1993. His inclusion in the table results from the bonus paid to him, which was determined in accordance with management's standard procedures.

     It was recognized in 1993 that the international demands of the Company required additional senior management, and as a result a decision was made to hire two executive officers in 1993. Mr. Anthony A. Massaro was hired to focus on the Company's international operations. Mr. H. Jay Elliott was also hired as International Chief Financial Officer. The annual salaries for these individuals for 1993 were determined to be $240,000 and $220,000, respectively. Neither individual participated in the annual bonus program. The foregoing report has been furnished by the Compensation Committee which is comprised of the following individuals:

               David H. Gunning, Chairman       David C. Lincoln
               Edward E. Hood, Jr.              Emma S. Lincoln
               Paul E. Lego                     G. Russell Lincoln
               Hugh L. Libby

                             CUMULATIVE SHAREHOLDER
                      RETURN AND PERFORMANCE PRESENTATION
                      -----------------------------------

     Shown is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the S&P Composite -- 500 Stock Index and The Russell 2000 Stock Index for the five-year calendar period commencing January 1, 1989 and ending December 31, 1993. A compatible peer-group index for the welding industry, in general, was not readily available as the industry is comprised of a relatively small number of competitors, many of which either are based overseas and/or privately-held and not actively traded in the United States. The Russell 2000 represents a developed index based on a concentration of companies having relatively small market capitalization, published by the Frank Russell Company.


                    1988      1989      1990      1991      1992     1993
                  ---------------------------------------------------------
Lincoln            100.00    116.09    109.10     99.17     97.92     79.71
S&P 500-Comp       100.00    131.60    127.51    166.18    178.79    196.71
Russell 2000       100.00    116.24     93.55    136.62    161.79    192.36



                                  TRANSACTIONS
                                  ------------

     Buehler/Steingass, Inc., of which Frank L. Steingass, a Director of the Company, is President and a principal shareholder, received approximately $626,305.39 for printing catalogs and other materials for the Company during 1993. It is anticipated that Buehler/Steingass, Inc. will continue to provide printing services to the Company in 1994 on miscellaneous matters.

     Henry L. Meyer III, a Director Nominee, is Chairman and Chief Executive Officer of Society National Bank ("SNB"). SNB serves as the agent bank for the Company's $230 million Credit Agreement, a principal credit facility of the Company in which ten institutions participate. SNB has made the largest commitment thereunder, in the amount of $45 million.

     All of the transactions reported above were carried out in the ordinary course of business upon terms no less favorable to the Company than would apply to similar transactions with unrelated companies.

     The Company maintains an employee loan program to facilitate the purchase of Common Shares pursuant to the Employees' Stock Purchase Plan. Loans secured by pledges of Common Shares are made in amounts up to approximately 65% of the price at which Shares are sold under the Plan. During the 1993 fiscal year, indebtedness to the Company pursuant to this program reached $223,900 and $238,596 for each of Donald F. Hastings and Roger F. Young, respectively. As of April 15, 1994, neither individual had an outstanding loan balance owed to the Company.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION
                      ------------------------------------

     Jones, Day, Reavis & Pogue, of which David H. Gunning, a Director of the Company and Chairman of the Compensation Committee, formerly was a partner, provided legal services on behalf of the Company during 1993 on a variety of matters.

                           RETIREMENT ANNUITY PROGRAM
                           --------------------------

     The Lincoln Electric Company has maintained a Qualified Retirement Annuity Program to provide retirement benefits for most of its employees since 1936. Under this Program, each employee accumulates 2 1/2% of each year's base compensation in the form of an annuity payable at normal retirement age (age
60). In addition to the 2 1/2% accumulation each year, the Company has granted, on a number of occasions, additional past service benefits (Past Service Supplemental Benefits). This Program also provides accumulated benefits to employees eligible at disability retirement, to eligible spouses of deceased employees or former employees, and to eligible employees who terminate employment. Benefits under this Program are in addition to those payable from the Social Security Administration.

     The anticipated retirement benefits under this Retirement Annuity Program for the five highest paid Executive Officers and all Executive Officers as a group are as follows:

                                                                   ANNUAL RETIREMENT
                                                                    ANNUITY PROGRAM
                                 NAME                                   BENEFITS
                                 ----                              -----------------
     1. Donald F. Hastings.......................................      $  92,217.02(3)
     2. Frederick W. Mackenbach..................................      $  64,386.21(1)
     3. Harry Carlson............................................      $  64,259.52(2)
     4. John Gonzalez............................................      $  75,654.43(1)
     5. David J. Fullen..........................................      $  59,072.79(1)

(1) Messrs. Gonzalez, Mackenbach and Fullen are currently not receiving benefits but are beyond Normal Retirement Age. The amounts shown represent those benefits available on December 31, 1993 on a Single Life Basis.

(2) Mr. Carlson is currently under normal retirement age. The amount shown represents that anticipated at normal retirement age assuming current compensation continues unchanged to that date, and the benefit is payable on a Single Life basis.

(3) The benefits shown for Mr. Hastings are the amounts currently being received as a 100% Joint & Survivor basis.

                              TABULATION OF VOTING
                              --------------------

     At the annual meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the annual meeting. Under Ohio law and the Company's Amended and Restated Articles of Incorporation and Regulations, properly executed proxies that are marked "abstain" or are held in "street name" by brokers and not voted on one or more of the items (if otherwise voted on at least one item) will be counted for purposes of determining whether a quorum has been achieved at the annual meeting. Votes withheld in respect of Item 1 will not be counted in determining the election of Directors. Abstentions and broker non-votes in respect of Item 2 will have the same effect as votes against such item.

                              SHAREHOLDER PROPOSAL
                              --------------------

     Allen Wolff, who is the owner of 800 Common Shares of the Company, has submitted a proposal for consideration and vote of the shareholders at the Annual Meeting. The proponent's address will be furnished promptly upon receipt of any oral or written request. Approval of the Shareholder Proposal requires the affirmative vote of the holders of a majority of the Common Shares and Class A Common Shares voting together as one class at the Annual Meeting.

                              SUMMARY OF PROPOSAL
                     AND SUPPORTING STATEMENT OF PROPONENT
                     -------------------------------------

     Briefly, the proposal would eliminate the counting of any returned proxies for which shareholders do not actually designate "for" or "against" any particular proposal or issue and virtually eliminate any discretionary voting of proxies by management. It is the opinion of the proponent that while pertinent provisions of Federal and Ohio Securities laws allow companies to exercise discretionary voting privileges with respect to undesignated or unmarked ballots, such provisions do not purport to constitute required practices.
Mr. Wolff states, "It seems very undemocratic to count unvoted ballots one way or another. I cannot find in the By-Laws of this Corporation, any authorization for counting unmarked ballots. Accordingly, the proposal allows for counting only those shares actually voting for or against a proposal. Therefore, be it resolved that, "NO UNVOTED BALLOTS SHALL BE COUNTED IN VOTING FOR THE MEMBERS OF THE BOARD OF DIRECTORS NOR FOR ANY OTHER ISSUE PLACED
BEFORE THE STOCKHOLDERS OF THIS CORPORATION."

             STATEMENT AND RECOMMENDATION OF THE BOARD OF DIRECTORS
             ------------------------------------------------------

     Management and the Board of Directors believe that the procedures currently employed for the voting and tabulation of proxies are both expedient and in full compliance with Federal proxy rules promulgated by the Securities and Exchange Commission and Ohio law. As set forth below, the Board of Directors recommends that shareholders vote AGAINST the proposal.

     As a convenience to each shareholder, each of the proxy cards indicates in boldface type the manner in which it will be voted on each matter before the meeting, if no other definitive direction is made. For example, the proxy card for the 1994 Annual Meeting of Shareholders states, "THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND AGAINST THE SHAREHOLDER PROPOSAL." The Company believes that shareholders who utilize this convenience do so with full knowledge of how their shares will be voted.

     The proposal, if adopted, would require that executed proxy cards that are returned without specific "for", "against", or "abstain" designations be treated as abstentions. The Company has no cost effective means for ensuring that such abstentions were, in fact, intended by the shareholder to be abstentions. Additionally, management believes that the ease of the current procedures results in higher responses than would be expected if shareholders were required to mark each item on the proxy card.

     The Corporation does not believe that the proposal improves the governance process. To the contrary, the proposal would eliminate a convenient means of tabulating votes. Accordingly, the Board of Directors recommends that shareholders vote AGAINST the shareholder proposal.

                                 OTHER MATTERS
                                 -------------

     The Board of Directors knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS
                             ---------------------

     Any proposal by shareholders intended to be presented at next year's Annual Meeting of Shareholders, to be held in May of 1995, must be received by the Company for inclusion in the Proxy Statement of the Company relating to such meeting on or before December 26, 1994.

                                            ELLIS F. SMOLIK
                                            Senior Vice President
                                            Secretary - Treasurer

April 25, 1994

                            THE LINCOLN ELECTRIC COMPANY

                    PROXY FOR 1994 ANNUAL MEETING OF SHAREHOLDERS

                   (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)


                The undersigned hereby appoints Donald F. Hastings and Ellis F.
  P        Smolik, and each of them, as Proxies, with full power of
  R        substitution, to vote and act on behalf of the undersigned at the
  O        Annual Meeting of Shareholders of The Lincoln Electric Company to be
  X        held at the offices of the Company, 22801 St. Clair Avenue,
  Y Cleveland, Ohio on May 24, 1994, at 7:00 P.M. or at any adjournment thereof, in connection with:

            (1)  Election of Directors for term ending 1997, Nominees:

                 Donald F. Hastings, Hugh L. Libby, David C. Lincoln,
                 G. Russell Lincoln, Henry L. Meyer III, Frank L. Steingass


            (2) SHAREHOLDER PROPOSAL:

                  NO UNVOTED BALLOTS SHALL BE COUNTED IN VOTING FOR THE MEMBERS OF THE BOARD OF DIRECTORS NOR FOR ANY OTHER ISSUE PLACED BEFORE THE STOCKHOLDERS OF THIS
                  CORPORATION.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ABOVE AND AGAINST THE SHAREHOLDER PROPOSAL.


                                                                SEE REVERSE
                                                                   SIDE


      / X /   PLEASE MARK YOUR                                     SHARES IN YOUR NAME      REINVESTMENT SHARES
              VOTES AS IN THIS
              EXAMPLE.



                                                          FOR                  WITHHELD
1.  Election of                                          /  /                    /  /
    Directors
    (see reverse)

For, except vote withheld from the following nominee(s):

_________________________________________________________________


                                                          FOR       AGAINST     ABSTAIN
2.  No unvoted ballots shall                             /  /        /  /        /  /
    be counted in voting for the
    members of the Board of
    Directors nor for any other
    issue placed before the
    stockholders of
    this Corporation.


3.  In its discretion, the
    Proxies are authorized to
    vote upon such other
    business as may properly
    come before this meeting.


            Change                                (change of address)
              of       /  /              _____________________________________
           Address                       _____________________________________
                                         _____________________________________
            Attend                       _____________________________________
           Meeting     /  /
                                          (If you have written in the above
                                          space, please mark the corresponding
                                          box on this card.)



SIGNATURE(S)  ___________________________________________________________________   DATE  ______________

SIGNATURE(S)  ___________________________________________________________________   DATE  ______________

NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


          THE LINCOLN ELECTRIC EMPLOYEE STOCK OWNERSHIP PLAN
 VOTING INSTRUCTION CARD FOR 1994 ANNUAL MEETING OF SHAREHOLDERS
                 THE LINCOLN ELECTRIC COMPANY
____________________________________________________________________________

(1) ELECTION OF DIRECTORS FOR TERM ENDING 1997:
    Donald F. Hastings, Hugh L. Libby, David C. Lincoln, G. Russell Lincoln, Henry L. Meyer, III, Frank L. Steingass

   / / For electing each of the Nominees listed    / / WITHHOLD AUTHORITY
       with respect to the term ending in 1997         to vote for all nominees
       (except as written on the line provided
       below).

INSTRUCTION: To withhold authority to vote for any individual Nominee(s), print that Nominee's name(s) on the line provided below:
_____________________________________________________________________________

(2) SHAREHOLDER PROPOSAL:
    NO UNVOTED BALLOTS SHALL BE COUNTED IN VOTING FOR THE MEMBERS OF THE BOARD OF DIRECTORS NOR FOR ANY OTHER ISSUE PLACED BEFORE THE STOCKHOLDERS OF THIS CORPORATION.

    / / FOR  / / AGAINST / /ABSTAIN

(3) In its discretion, the Trustee of the ESOP, National City Bank, is authorized to vote upon such other business as may properly come before this meeting.
____________________________________________________________________________

This Voting Instruction Card, when properly executed, will be voted in the manner directed herein by the undersigned participant or beneficiary.

PLEASE SIGN AND MAIL THIS VOTING INSTRUCTION CARD TO NATIONAL CITY BANK IN THE ENCLOSED ENVELOPE-NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. Signature ___________________________________________ Date _________, 1994